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[CITIZENS BANKING CORPORTION LETTERHEAD]

[CITIZENS LOGO]


                                                           FOR IMMEDIATE RELEASE

                                                                October 16, 2003


                          CITIZENS BANKING CORPORATION
              2003 THIRD QUARTER RESULTS AND DIVIDEND ANNOUNCEMENT

FLINT, MICHIGAN --- Citizens Banking Corporation announced net income of $19,605,000 or $0.45 per diluted share for the three months ended September 30, 2003, compared to a net loss of $45,929,000 or $1.03 per diluted share in the same quarter of 2002 and net income of $13,214,000 or $0.30 per share in the second quarter of 2003. Returns on average assets and average equity during the third quarter were 1.00% and 12.55%, respectively, compared with negative returns of (2.39)% and (25.63)% in the third quarter of 2002. For the nine months ended September 30, 2003, net income was $47,877,000 or $1.10 per diluted share, compared to $3,513,000 or $0.08 per diluted share for the same period of 2002.

The improvement in net income in the third quarter of 2003 compared to the second quarter of 2003 and the third quarter of 2002 resulted primarily from a lower loan loss provision. The prior year third quarter results were also negatively impacted by a special charge of $13.8 million ($9.0 million after-tax) to restructure Citizens' consumer, business and wealth management lines of business and other charges of $9.4 million ($6.1 million after-tax) for various items Citizens considered unusual in nature. Net interest income was charged $0.7 million, noninterest income was charged $1.6 million and noninterest expense was charged $7.1 million. The provision for losses declined to $10.3 million in the third quarter of 2003 compared to $25.7 million in the second quarter and $89.3 million in the third quarter of 2002. The lower loan loss provision resulted from a decline in nonperforming assets, lower net charge-offs and fewer risk rating downgrades within the commercial loan portfolio.

"We're pleased that the projected and continued improvement in our credit quality has enabled us to increase earnings this quarter," stated William R. Hartman, chairman, president and CEO. "We have placed a great focus on further improving our risk profile while completing the many ongoing initiatives that will drive future revenue growth."

The collateral field audits which were initiated in late March are essentially complete, with the remainder to be completed by the end of October 2003. Based upon results of these audits, there have been no additional reserves or charge-offs although a small number of commercial customers have been requested to seek alternative financing because they were unwilling or unable to accommodate Citizens' reporting requests. "We are continuing our strategy of performing an ongoing conservative risk evaluation of the portfolio in order to maintain reserves commensurate with the continued sluggish economy in the markets which we serve," remarked John D. Schwab, EVP and chief credit officer.

KEY HIGHLIGHTS OF THE QUARTER:

- As previously anticipated, the provision for loan losses and net charge-offs were down in the third quarter. Provision for loan losses declined by 60% to $10.3 million and net charge-offs were down by 14% to $10.3 million for the third quarter compared to the second quarter 2003. Nonperforming assets were down $5.4 million or 5.5% from second quarter 2003 levels.
- Citizens' Board of Directors approved a new stock repurchase plan today that provides for the repurchase of up to 3,000,000 shares of Citizens Banking Corporation common stock on the open market. At present, there are 43,227,348 shares issued and outstanding.

- A three week Home Equity campaign during the third quarter produced favorable results with minimal advertising expense. Over $54 million in new commitments were booked resulting in $26 million of new balances.
- Citizens' executive management team is now complete as a result of the hiring of a commercial banking head for Michigan, a new head of Citizens' mortgage company (both announced today), a commercial products head for the Corporation, a head of wealth management, and several other key additions.
- Citizens Bank Wealth Management, N.A., through an arrangement with EPIC Advisors, Inc., announced plans to increase and grow its retirement plan business by offering its clients advanced state-of-the-art online employee account access, online retirement plan design and consulting options, and access to industry experts.
- Citizens formed an agricultural lending group and appointed a senior credit officer and others to the group with broad experience in agricultural lending. This initiative is intended to grow our agricultural business and deliver superior service to clients while providing more consistent underwriting, risk rating and adherence to structure for loans made to customers in this unique industry.

BALANCE SHEET
Citizens' total assets at September 30, 2003 were $7.784 billion, a decrease of $2.0 million compared with June 30, 2003 and an increase of $262 million or 3.5% compared with December 31, 2002. Loans declined $61 million or 1.2% from June 30, 2003 and $206 million or 3.8% compared with December 31, 2002. The decline in loans from year end 2002 reflected a decrease in commercial and mortgage portfolio loans, partially offset by an increase in consumer loans. Investment security balances increased $537.8 million or 36.9% from year end 2002 as Citizens began to expand its investment securities portfolio near the end of the first quarter of 2003 to offset the effects of weak loan demand and the prospect of net interest margin pressure from continued low interest rates. Increases in short-term borrowings and FHLB advances have funded the expansion of the investment portfolio.

Commercial loans decreased $264 million or 8.0% at September 30, 2003 compared with December 31, 2002 resulting from increased activity in fixed-rate loan refinancing and paydowns, lower demand for commercial credit and earlier identification and reduction of exposure on credits with the potential to deteriorate. This decline in loan demand occurred primarily in Citizens' Michigan and Wisconsin markets. Mortgage loans declined $134 million or 21.5% at September 30, 2003 from year-end 2002 resulting from high refinancing activity causing prepayment of existing portfolio loans and the continued sale of most new mortgage loan production into the secondary market.

Consumer loans increased $192 million or 12.7% at September 30, 2003 compared to December 31, 2002 due to the success of the spring and summer home equity campaigns. Home equity loans increased 23.1% from year end 2002 and comprised $127 million of the $192 million increase in consumer loans. An $87 million increase in indirect consumer loans at September 30, 2003 compared with year end 2002 was due primarily to increased market share with the existing dealer base. Other consumer loans were down $22 million or 7.3% at September 30, 2003 from year end 2002.

Total deposits decreased $455 million or 7.7% to $5.482 billion at September 30, 2003 compared with $5.937 billion at December 31, 2002. The decline in deposits occurred largely within time deposits, and to a lesser extent, savings deposits as clients sought higher yielding investment alternatives in the low interest rate environment. In the third quarter of 2003, Citizens completed a successful marketing campaign promoting its "Perfect Fit" checking account products to increase growth in core interest bearing and non-interest bearing checking accounts. During the 12 week "Perfect Fit" campaign, over 10,600 new accounts were opened representing nearly $61 million in new deposit balances.

"Our consumer banking sales campaigns are certainly generating results. During the quarter we concentrated our sales efforts on a Home Equity Loan campaign, introduced branch merchandising focused on consumer loan products, and completed our `Perfect Fit' checking campaign. All three programs yielded successful results in new business and fee income," commented Wayne G. Schaeffer, EVP and head of consumer banking.

NET INTEREST MARGIN AND NET INTEREST INCOME
Net interest margin declined to 4.03% in the third quarter of 2003 compared to 4.17% in the second quarter of 2003 and 4.40% in the third quarter of 2002. The decrease in net interest margin in the third quarter of 2003 compared to the second quarter is the result of high levels of investment security and fixed rate commercial loan prepayments being reinvested at lower yields, and accelerated purchase premium amortization on mortgage related securities. The very low levels of longer-term rates during June and July


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fueled above normal prepayment volume versus the prior quarter. The 25 basis point decrease in the Federal Funds Rate on June 25, 2003 had no significant impact on net interest margin.

For the nine months ended September 30, 2003 net interest margin declined to 4.15% from 4.43% compared to the same period of the prior year. This decline is attributable to the asset sensitive position held prior to the second quarter of 2003, accelerated prepayments in both the fixed rate commercial loan portfolio and the mortgage related securities portfolio, plus a mix shift in earning assets from loans to lower yielding securities. Fourth quarter 2003 net interest margin is expected to show additional compression due to the reinvestment of fixed rate asset prepayments at current market rates.

Net interest income decreased $1.8 million in the third quarter of 2003 compared to the second quarter of 2003, due to the lower net interest margin. Average earning assets increased $24.1 million in the third quarter compared with the previous quarter as growth in the investment portfolio and money market investments of $42.9 million more than offset a decline in loan balances. Compared to the third quarter of 2002, net interest income declined $4.0 million in the current quarter due to a decrease in the net interest margin partially offset by an increase of $221.6 million in earning assets. For the first nine months of 2003, net interest income declined $10.0 million from the same period a year ago due to a 28 basis point decline in net interest margin partially offset by an increase of $100.9 million in earning assets.

NONINTEREST INCOME
Noninterest income for the third quarter of 2003 was $25.1 million, up $0.2 million or 0.8% from the second quarter of 2003 and $5.3 million or 27.0% from the third quarter of 2002. The increase from the second quarter of 2003 reflected higher service charges on deposits and brokerage and investment fees partially offset by losses from the sale of equipment. Compared to the third quarter of 2002, the increase was due to higher service charges on deposit accounts and mortgage banking revenue. Also contributing to the increase was a charge of $1.6 million recorded in the third quarter of 2002, which included market valuation adjustments of $662,000 to an equity investment and $650,000 to life insurance cash surrender values, and write-offs of $200,000 for obsolete assets and $75,000 for cash management fees accrued but not collectible.

Noninterest income for the nine months ended September 30, 2003 was $73.2 million, down $1.9 million or 2.5% from $75.1 million in the first nine months of 2002. The decline was largely due to gains recorded in 2002 of $5.4 million from the sale of Citizens' merchant services business and $2.4 million from the sale of securitized mortgages partially offset by the aforementioned one-time charge of $1.6 million. The other components of noninterest income increased $4.4 million period over period as higher service charges on deposits, mortgage banking revenue and income from bank owned life insurance more than offset lower trust, brokerage and investment fees and bankcard fees.

Service charges on deposit accounts increased $1.1 million and $2.1 million for the three and nine month periods ended September 30, 2003 compared to the same periods in 2002. These increases reflect higher overdraft revenue due to the implementation of additional fees, a new overdraft monitoring system and fewer waived fees.

Bankcard fees declined $3.0 million or 56.9% for the nine month period ended September 30, 2003 and were $0.1 million or 13.2% higher than the comparable quarter of 2002. The decline for the first nine months of 2003, compared to the same period in 2002, was a result of the sale of the merchant services business in the second quarter of 2002.

Trust fees for the quarter were unchanged compared to the third quarter of 2002 and were down $1.3 million or 9.5% for the nine months ended 2003 compared to the same period in 2002. These fees are based primarily on the market value of assets under administration. For the nine months ended September 30, 2003, the decline in trust fees was due to lower financial markets and to a lessor extent attrition. Trust fee revenue, however, grew by $44,000 or 1.0% in the third quarter of 2003 compared to the second quarter of 2003 primarily due to the recent improvement in the financial markets. Total trust assets under administration were $2.61 billion at September 30, 2003, an increase of $123.0 million from September 30, 2002, and a decline of $13.0 million from June 30, 2003.

Brokerage and investment fees were unchanged for the quarter and declined $1.0 million or 14.3% during the nine months ended September 30, 2003 compared to the same periods of 2002. The decline for the first nine months of 2003 reflects slower retail sales of fixed annuity products. Brokerage and investment fees were up $0.4 million in the third quarter of 2003 from the previous quarter due to a recent campaign promoting the sale of such products.


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Mortgage and other loan income increased $2.5 million or 84.6% in the third quarter of 2003 and $6.1 million or 62.5% in the nine months ended September 30, 2003 compared to the same periods of 2002 as a result of higher mortgage loan origination volume during 2003. The majority of all new mortgage loan origination along with the related servicing was sold in the secondary market resulting in higher revenue.

Other noninterest income increased $1.7 million for the quarter and $3.0 million for the nine months ended September 30, 2003, compared to the same periods of 2002. The increase in both periods was principally due to the aforementioned charge of $1.6 million recorded in the third quarter of 2002 and increases in life insurance income and title insurance fees. Higher life insurance income reflects the purchase of $78.0 million of separate account bank owned life insurance in the third quarter of 2002. Title insurance fees increased due to higher mortgage origination volume.

Based on the current economic and interest rate environment, noninterest income is expected to decline somewhat in the fourth quarter of 2003 from third quarter levels due to lower mortgage income as mortgage origination and sale volume is expected to decline in the fourth quarter.

NONINTEREST EXPENSE
Noninterest expense for the third quarter was $59.6 million compared with $79.5 million for the third quarter of 2002 and $56.4 million for the second quarter of 2003, a decrease of $19.9 million or 25.0% from the third quarter of 2002 but up $3.2 million or 5.7% from second quarter 2003. For the nine months ended September 30, 2003, total noninterest expense decreased $29.7 million or 14.7% to $172.5 million compared to the same period in 2002. The decline in both the three and nine month periods reflect a special charge of $13.8 million and other charges of $7.1 million recorded in the third quarter of 2002 for restructuring and other initiatives as well as decreases in most other major components of noninterest expense offset, in part, by increased professional services, system implementation costs and other expense. Noninterest expense in the current quarter was up over the second quarter of 2003 primarily due to higher professional services expense, advertising and public relations costs, other real estate expenses and system implementation costs.

Salaries and employee benefits decreased $1.2 million or 3.7% for the quarter and $3.7 million or 3.9% for the nine months ended September 30, 2003 compared to the same periods of 2002. Salary and benefit costs were down due to lower staffing levels resulting from the restructuring initiatives announced during the third quarter of 2002 and normal attrition. Higher incentive-based compensation associated with mortgage loan origination and sales activity and increased medical costs partially offset the decline. Citizens had 2,353 full time equivalent employees at September 30, 2003, down from 2,650 at September 30, 2002.

Equipment expenses decreased $1.1 million or 21.4% for the quarter, and $2.9 million or 19.2% for the nine month period ended September 30, 2003, compared to the same periods of 2002. The decrease resulted from lower depreciation and improved pricing from new or renegotiated maintenance contracts. A $0.4 million charge in the third quarter of 2002 for additional depreciation on equipment to be retired early also contributed to the decrease.

Professional services expense increased $1.4 million or 40.4% for the quarter and $2.9 million or 29.9% for the nine months ended September 30, 2003, compared to the same periods of 2002. The increases reflect $0.6 million incurred for the collateral field audit initiative begun in March of 2003, higher legal costs related to loan collection efforts, increased executive recruiting and relocation costs, implementation costs for Citizens' new INEA Performance Management software and additional costs associated with engagement of banking industry consultants who assisted in the restructuring.

Advertising and public relations expense decreased $0.5 million or 24.5% for the quarter from the third quarter of 2002 and $1.5 million or 26.5% for the nine months ended September 30, 2003 compared to the same periods a year ago. The decrease reflects less media-intensive marketing campaigns as Citizens adopted a more focused marketing strategy, seeking higher exposure at lower costs.

Bankcard expense declined $55,000 or 41.0% for the quarter and $3.5 million or 93.1% for the nine month period ended September 30, 2003 compared to the same periods of 2002 due to the sale of Citizens' merchant services business in the second quarter of 2002.

In the third quarter of 2002, Citizens recorded a special charge of $13.8 million for restructuring initiatives within its three major lines of business (consumer banking, business banking and wealth management) to be able to compete more effectively, reduce layers of management, be more customer oriented, and be better positioned to grow core deposits and loans. At the same time, Citizens also charged to noninterest expense $7.1 million of other significant items considered unusual in nature. These charges included a $3.3 million prepayment penalty on high cost FHLB debt, a $2.0 million contribution to the charitable trust, $0.4 million of additional equipment depreciation described previously and $1.4 million included in other noninterest expense as described below.

Other noninterest expense increased $0.9 million, or 15.4% for the quarter and was virtually unchanged for the nine months ended September 30, 2003 compared to the same periods in 2002. The increase in the third quarter of 2003 compared to same quarter in 2002 was primarily due to a loss of $0.5 million on the sale of other real estate ("ORE"), higher state taxes of $0.6 million due to Citizens' net loss and higher loan charge-offs in the third quarter of 2002, and $0.6 million associated with the implementation of new strategic alliances between Citizens' trust bank subsidiary, Citizens Bank Wealth Management N.A., and two third party vendors, SEI Investments and EnvestnetPMC. Partially offsetting these increases were $1.4 million of other charges recorded in the third quarter of 2002, which included an ORE market valuation adjustment of $1.0 million and other charges of $0.5 million. For the nine months ended September 30, 2003 compared to the same period in 2002, higher ORE expenses of $1.2 million, state taxes of $0.3 million, SEI Investments and EnvestnetPMC implementation costs of $0.8 million were essentially offset by the $1.4 million of other charges in the third quarter of 2002, a contract termination fee of $0.6 million in the first half of 2002 as servicing for Citizens' debit card portfolio was brought back in-house and fewer fraud and other losses recorded in 2003.

Noninterest expense is expected to remain relatively flat in the fourth quarter of 2003 compared to third quarter 2003 levels as additional marketing expenses targeting selected markets and deposit products are offset by lower mortgage-related compensation.

CREDIT QUALITY
Nonperforming assets totaled $91.2 million or 1.17% of assets, at September 30, 2003, representing a decrease of $5.4 million or 5.5% from second quarter 2003 levels. The allowance for loan losses remained unchanged at $126.0 million or 2.41% of loans at September 30, 2003. Allowance for loan losses as a percent of nonperforming loans increased to 150.16%, compared to 104.17% for third quarter 2002. Net loans charged off during the quarter totaled $10.3 million or 0.8% of average loans (annualized), compared with $12.0 million in the second quarter of 2003 and $65.5 million in the third quarter of 2002. As previously forecasted, Citizens expects provision expense and net charge-offs to each be less than $11 million again in the fourth quarter of 2003.

INITIATIVES
Earlier this year, William R. Hartman, chairman, president and CEO, announced Citizens' new vision to staff members along with the elements required to reach the vision, termed "Achieving the Vision."

A learning center called "Citizens University" was established to provide staff members with the information they need to understand their personal role in achieving the company's vision. By the end of 2003 all staff members will have attended Citizens University sessions, submitted suggestions for process improvements and made commitments as to their personal contributions. Management and an evaluation team of cross-functional staff members from across the Company reviewed these suggestions during the third quarter and many will be implemented in coming months.

A total of more than 60 initiatives fall under the "Achieving the Vision" process. The status of each of these initiatives is overseen by a team of project managers who, in turn, report progress on the initiatives throughout the company.

DIVIDEND ANNOUNCEMENT
The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.285 per share of common stock. The dividend is payable on November 5, 2003, to shareholders of record on October 24, 2003.

OTHER NEWS
On October 16, 2003, Citizens announced the appointment of Clinton A. Sampson as executive vice president for the Corporation. Sampson will serve as regional chairman and be responsible for commercial banking relationships in Michigan. He is a veteran commercial banker with more than 30 years experience in the industry. During this time, he has held leadership roles in the areas of middle market, large corporate and international sales. Randall J. Peterson, currently president and CEO of F&M Bank has also been appointed executive vice president for the Corporation and will serve as regional chairman with responsibilities for commercial banking relationships in Wisconsin, Illinois and Iowa.

James A. Schmelter was appointed to executive vice president and head of Citizens' wealth management line of business on August 28, 2003. Additionally, he will serve in the role of president and chief executive officer of Citizens Bank Wealth Management, N.A., Citizens' wealth management subsidiary. Prior to joining Citizens, Schmelter was senior vice president and head of Private Client Services for Bank One Corporation's Cleveland, Ohio market. In this position he was responsible for managing private banking, trust, and investment business with high net worth clients throughout Northeast Ohio.

On October 16, 2003, Citizens named Michael J. Sonego as senior vice president and head of its residential mortgage banking and title services areas. In this position, Sonego is responsible for the performance and origination of retail and wholesale residential mortgages and title services. Prior to joining Citizens, Sonego was with Bank One and its predecessors for nearly 20 years in various positions. In 1998 he became the national mortgage sales manager for Bank One where he designed and implemented national management structure which includes managing originators, sales managers and division managers in 14 states. In 2002 he became a market business manager in Private Client Services responsible for Troy and Grosse Pointe, Michigan offices including private banking, trust advisors, and client advisors as well as estate planning, financial planning and insurance for clients.

Wendy K. Hemingway was named senior vice president and director of commercial products and sales for Citizens on July 29, 2003. The appointment of Hemingway to this new position will be instrumental in dramatically upgrading Citizens' treasury management products and services and promoting the sale of these non-credit business products. Prior to joining Citizens, Hemingway's experience includes holding the position of director of public funds, where she was responsible for growth in the non-profit, municipal and association sectors. She was most recently employed by Fifth Third Bank in South Eastern Michigan. She has extensive experience in Treasury Management product sales.

On August 7, 2003, Citizens announced the appointment of Martin E. Grunst as senior vice president and treasurer for the Corporation. Grunst will be responsible for the Corporation's investment, asset liability management, funds transfer pricing, wholesale lending and capital management functions. His past experience includes asset liability management for retail banking for Bank One Corporation, where he also served as financial manager for business banking merger integration among several other positions.

On July 28, 2003, Citizens announced the appointment of Lin Abbott as its new information technology manager. As the IT manager, Abbott is responsible for the overall coordination and maintenance of the information technology function for Citizens. These functions include networks, telecommunications, microcomputer support, technical help desk, and webmaster responsibilities. Prior to joining Citizens, Abbott was an infrastructure and operations director with another banking company where he was responsible for the vision, charter and implementation of the enterprise command center's operations and management functions.

During the third quarter of 2003, Citizens repurchased a total of 75,000 shares of its stock at an average price of $26.01. Since the stock repurchase program was announced in October 2001, Citizens has repurchased 2,578,200 shares at an average price of $28.13. As of September 30, 2003, 421,800 shares remain to be purchased under the current program.

CONFERENCE CALL ANNOUNCEMENT
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO and John D. Schwab, chief credit officer, will review the quarter's results in a conference call for investors and analysts beginning at 1:00 PM EDT ON FRIDAY, OCTOBER 17, 2003.

To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time:

US/Canada Dial-In Number: (800) 374-2419 International Dial-In Number: (706) 634-1073 Conference ID: 2984001 Conference Name: "Citizens Banking Corporation 3rd Quarter Earnings" R.S.V.P. is not required. A playback of the conference call will be available after 5:00pm EDT through October 24, 2003, by dialing US/Canada Dial-In Number: (800) 642-1687 or International Dial-In Number: (706) 645-9291 conference ID: 2984001. Also, the call can be accessed via Citizens' web site at www.CitizensOnline.com through the Investor Relations section by clicking on Presentations or directly at http://www.snl.com/Interactive/IR/presentations.asp?IID=100175.

CORPORATE PROFILE
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 176 branch, private banking, and financial center locations throughout Michigan, Wisconsin, Iowa, and in suburban Chicago, Illinois.

         CONTACT: Charles D. Christy
                  Chief Financial Officer
                  (810) 237-4200
                  Charlie.Christy@cbcf-net.com
         CONTACT: Ryan P. Mathews
                  VP Investor Relations
                  (810) 257-2489
                  Ryan.Mathews@cbcf-net.com
         TRADED:  NASDAQ
         SYMBOL:  CBCF

Safe Harbor Statement
Discussions in this release that are not statements of historical fact (including statements that include terms such as "believe", "expect", and "anticipate") are forward-looking statements that involve risks and uncertainties, and the Company's actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, adverse changes in the Company's loan and lease portfolios and the resulting credit risk-related losses and expenses, the Company's future lending and collections experience and the potential inadequacy of the Company's loan loss reserves, interest rate fluctuations and other adverse changes in economic or financial market conditions, the potential inability to hedge certain risks economically, adverse changes in competition and pricing environments, the Company's potential failure to maintain or improve loan quality levels and origination volume, the Company's potential inability to continue to attract core deposits, the potential lack of market acceptance of the Company's products and services, adverse changes in the Company's relationship with major customers, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, unanticipated environmental liabilities or costs, the Company's potential inability to integrate acquired operations or complete our restructuring, the effects of terrorist attacks and potential attacks, the Company's success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

                                      ####
                          (Financial highlights follow)
               Visit our Web site at http://www.CitizensOnline.com
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
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CONSOLIDATED BALANCE SHEETS  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                SEPTEMBER 30,        December 31,
(in thousands)                                                      2003               2002(1)
-------------------------------------------------------------------------------------------------
ASSETS
     Cash and due from banks                                   $     180,896        $     171,864
     Money market investments:
         Federal funds sold                                              ---               69,000
         Interest-bearing deposits with banks                          2,368                2,332
                                                               -------------        -------------
            Total money market investments                             2,368               71,332
     Securities available-for-sale:
         Taxable                                                   1,554,925            1,021,668
         Tax-exempt                                                  432,903              435,613
                                                               -------------        -------------
            Total securities available-for-sale                    1,987,828            1,457,281
     Securities held-to-maturity (fair value of $7,186)                7,262                  ---
     Mortgage loans held for sale                                    132,627              160,743
     Loans                                                         5,226,386            5,432,561
         Less: Allowance for loan losses                            (125,955)            (109,467)
                                                               -------------        -------------
            Net loans                                              5,100,431            5,323,094
     Premises and equipment                                          112,089              117,704
     Goodwill                                                         54,785               54,785
     Other intangible assets                                          17,688               19,862
     Bank owned life insurance                                        79,929               78,434
     Other assets                                                    108,461               66,935
                                                               -------------        -------------
            TOTAL ASSETS                                       $   7,784,364        $   7,522,034
                                                               =============        =============
LIABILITIES
     Noninterest-bearing deposits                              $     878,536        $     900,674
     Interest-bearing deposits                                     4,603,657            5,036,239
                                                               -------------        -------------
            Total deposits                                         5,482,193            5,936,913
     Federal funds purchased and securities sold
       under agreements to repurchase                                610,865              223,289
     Other short-term borrowings                                      41,564               79,062
     Other liabilities                                                74,993               32,988
     Long-term debt                                                  940,605              599,313
                                                               -------------        -------------
            Total liabilities                                      7,150,220            6,871,565
SHAREHOLDERS' EQUITY
     Preferred stock - no par value
     Common  stock - no par value                                    100,425              112,253
     Retained earnings                                               506,318              495,570
     Other accumulated comprehensive net income                       27,401               42,646
                                                               -------------        -------------
            Total shareholders' equity                               634,144              650,469
                                                               -------------        -------------
            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $   7,784,364        $   7,522,034
                                                               =============        =============
-------------------------------------------------------------------------------------------------

(1) Certain amounts have been reclassified to conform with current year presentation.

-----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES                        Three Months Ended                Nine Months Ended
                                                                        September 30,                     September 30,
(in thousands, except per share amounts)                            2003           2002(1)            2003           2002(1)
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                     $  80,371        $  95,924        $ 247,394        $ 292,912
  Interest and dividends on investment securities:
        Taxable                                                     14,254           14,150           45,795           41,121
        Tax-exempt                                                   5,059            5,319           15,288           16,038
  Money market investments                                               3              165              102              755
                                                                 ---------        ---------        ---------        ---------
           Total interest income                                    99,687          115,558          308,579          350,826
                                                                 ---------        ---------        ---------        ---------
INTEREST EXPENSE
  Deposits                                                          18,851           31,725           66,410           99,160
  Short-term borrowings                                              1,463            1,007            3,497            2,876
  Long-term debt                                                     8,219            7,644           23,092           23,240
                                                                 ---------        ---------        ---------        ---------
          Total interest expense                                   28,533           40,376           92,999          125,276
                                                                 ---------        ---------        ---------        ---------
NET INTEREST INCOME                                                 71,154           75,182          215,580          225,550
Provision for loan losses                                           10,300           89,250           54,942          103,900
                                                                 ---------        ---------        ---------        ---------
           Net interest income (loss) after provision for
             loan losses                                            60,854          (14,068)         160,638          121,650
                                                                 ---------        ---------        ---------        ---------
NONINTEREST INCOME
  Service charges on deposit accounts                                7,703            6,620           21,842           19,767
  Trust fees                                                         4,368            4,372           12,912           14,260
  Mortgage and other loan income                                     5,404            2,928           15,967            9,825
  Brokerage and investment fees                                      2,333            2,337            6,015            7,020
  Bankcard fees                                                        761              672            2,310            5,359
  Investment securities gains (losses)                                  42               45              101              (12)
  Gain on sale of merchant business                                    ---              ---              ---            5,400
  Gain on securitized mortgages                                        ---              ---              ---            2,436
  Other                                                              4,443            2,760           14,041           11,020
                                                                 ---------        ---------        ---------        ---------
           Total noninterest income                                 25,054           19,734           73,188           75,075
                                                                 ---------        ---------        ---------        ---------
NONINTEREST EXPENSE
  Salaries and employee benefits                                    31,036           32,218           92,548           96,262
  Equipment                                                          4,060            5,167           12,098           14,981
  Occupancy                                                          4,328            4,307           13,337           13,506
  Professional services                                              4,946            3,524           12,613            9,713
  Data processing services                                           3,225            3,066            9,599            9,441
  Postage and delivery                                               1,739            1,860            5,100            5,375
  Advertising and public relations                                   1,395            1,848            4,067            5,535
  Telephone                                                          1,169            1,268            3,479            4,103
  Stationery and supplies                                              911              907            2,679            3,021
  Bankcard expense                                                      79              134              261            3,787
  Special charge                                                      (370)          13,807             (691)          13,807
  Prepayment penalty on FHLB advances                                  ---            3,300              ---            3,300
  Contribution to charitable trust                                     ---            2,000              ---            2,000
  Other                                                              7,082            6,139           17,452           17,426
                                                                 ---------        ---------        ---------        ---------
           Total noninterest expense                                59,600           79,545          172,542          202,257
                                                                 ---------        ---------        ---------        ---------
INCOME (LOSS) BEFORE INCOME TAXES                                   26,308          (73,879)          61,284           (5,532)
Income tax provision (benefit)                                       6,703          (27,950)          13,407           (9,045)
                                                                 ---------        ---------        ---------        ---------
NET INCOME (LOSS)                                                $  19,605        $ (45,929)       $  47,877        $   3,513
                                                                 =========        =========        =========        =========
NET INCOME (LOSS) PER SHARE:
  Basic                                                          $    0.45        $   (1.03)       $    1.10        $    0.08
  Diluted                                                             0.45            (1.03)            1.10             0.08

AVERAGE SHARES OUTSTANDING:
  Basic                                                             43,227           44,610           43,326           44,819
  Diluted                                                           43,501           44,610           43,574           45,295

-----------------------------------------------------------------------------------------------------------------------------

(1) Certain amounts have been reclassified to conform with current year presentation.

------------------------------------------------------------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION
Citizens Banking Corporation and Subsidiaries
                                                                3RD QTR 2003   2ND QTR 2003  1ST QTR 2003  4TH QTR 2002 3RD QTR 2002
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income (1)                                               $  99,687     $ 104,683     $ 104,209     $ 112,558    $ 115,558
Interest expense                                                     28,533        31,763        32,703        36,326       40,376
Net interest income                                                  71,154        72,920        71,506        76,232       75,182
Provision for loan losses                                            10,300        25,650        18,992        16,300       89,250
Net interest income (loss) after provision for loan losses           60,854        47,270        52,514        59,932      (14,068)
Noninterest income (1)                                               25,054        24,847        23,287        26,701       19,734
Noninterest expense (1)                                              59,600        56,361        56,581        57,126       79,545
Income tax provision (benefit)                                        6,703         2,542         4,162         7,982      (27,950)
Net income (loss)                                                    19,605        13,214        15,058        21,525      (45,929)
------------------------------------------------------------------------------------------------------------------------------------

AT PERIOD END (MILLIONS)
Total assets                                                      $   7,784     $   7,786     $   7,765     $   7,522    $   7,614
Total earning assets                                                  7,356         7,334         7,285         7,122        7,149
Total loans                                                           5,226         5,287         5,303         5,433        5,524
Total deposits                                                        5,482         5,660         5,812         5,937        5,904
Total shareholders' equity                                              634           639           640           650          668
------------------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCES (MILLIONS)
Total assets                                                      $   7,812     $   7,809     $   7,454     $   7,564    $   7,616
Total earning assets                                                  7,378         7,387         7,043         7,141        7,194
Total loans                                                           5,183         5,253         5,343         5,470        5,577
Total deposits                                                        5,610         5,723         5,853         5,922        5,951
Total shareholders' equity                                              620           639           643           654          711
Shareholders' equity / assets                                          7.94%         8.18%         8.63%         8.65%        9.34%
------------------------------------------------------------------------------------------------------------------------------------

CREDIT QUALITY STATISTICS (THOUSANDS)
Nonaccrual loans                                                  $  83,278     $  87,928     $  84,107     $  86,717    $  98,732
Loans 90 or more days past due and still accruing                       601           607           990           860        1,260
Restructured loans                                                      ---           ---           ---           ---          ---
                                                                  ---------     ---------     ---------     ---------    ---------
      Total nonperforming loans                                      83,879        88,535        85,097        87,577       99,992
Other repossessed assets acquired (ORAA)                              7,350         8,044         8,226         8,094        8,025
                                                                  ---------     ---------     ---------     ---------    ---------
      Total nonperforming assets                                  $  91,229     $  96,579     $  93,323     $  95,671    $ 108,017
                                                                  =========     =========     =========     =========    =========

Allowance for loan losses                                         $ 125,955     $ 125,992     $ 112,385     $ 109,467    $ 104,158
Allowance for loan losses ratio                                        2.41%         2.38%         2.12%         2.02%        1.89%
Allowance for loan losses as a percent of nonperforming assets       138.06        130.45        120.43        114.42        96.43
Allowance for loan losses as a percent of nonperforming loans        150.16        142.31        132.07        125.00       104.17
Nonperforming assets as a percent of loans plus ORAA                   1.74          1.82          1.76          1.76         1.95
Nonperforming assets as a percent of total assets                      1.17          1.24          1.20          1.27         1.42
Net loans charged off as a percent of average loans (annualized)       0.80          0.92          1.20          0.80         4.70
Net loans charged off (000)                                       $  10,337     $  12,043     $  16,074     $  10,991    $  65,539
------------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net Income (loss):
      Basic                                                       $    0.45     $    0.30     $    0.35     $    0.49    $   (1.03)
      Diluted                                                          0.45          0.30          0.34          0.48        (1.03)
Dividends                                                             0.285         0.285         0.285         0.285        0.285
Market Value:
      High                                                        $   28.01     $   28.17     $   26.05     $   26.46    $   29.43
      Low                                                             24.77         21.72         23.58         21.25        23.35
      Close                                                           26.41         27.01         23.62         24.78        24.17
Book value                                                            14.67         14.77         14.79         14.88        14.97
Shares outstanding, end of period (000)                              43,220        43,260        43,299        43,702       44,631
------------------------------------------------------------------------------------------------------------------------------------

PERFORMANCE RATIOS (ANNUALIZED)
Net interest margin (FTE)                                              4.03%         4.17%         4.33%         4.49%        4.40%
Return on average assets                                               1.00          0.68          0.82          1.13        (2.39)
Return on average shareholders' equity                                12.55          8.29          9.50         13.06       (25.63)
Efficiency ratio                                                      59.90         55.74         57.58         53.61        80.75
------------------------------------------------------------------------------------------------------------------------------------

(1) Third quarter amounts for 2002 include other charges of $701,000 in interest income, $1,587,000 in noninterest income, $7,068,000 in noninterest expense and a special charge of $13,807,000 in noninterest expense.

-----------------------------------------------------------------------------------------------------------------------------------

FINANCIAL SUMMARY AND COMPARISON                                                FOR THE NINE MONTHS ENDED
CITIZENS BANKING CORPORATION AND SUBSIDIARIES                                        SEPTEMBER 30,
                                                                                2003              2002                  % CHANGE
-----------------------------------------------------------------------------------------------------------------------------------
Summary of Operations (thousands)
Interest income (1)                                                          $ 308,579          $ 350,826                  (12.0)%
Interest expense                                                                92,999            125,276                  (25.8)
Net interest income                                                            215,580            225,550                   (4.4)
Provision for loan losses                                                       54,942            103,900                  (47.1)
Net interest income after provision for loan losses                            160,638            121,650                   32.0
Noninterest income (1)                                                          73,188             75,075                   (2.5)
Noninterest expense (1)                                                        172,542            202,257                  (14.7)
Income tax provision (benefit)                                                  13,407             (9,045)                (248.2)
Net income                                                                      47,877              3,513                1,262.9
-----------------------------------------------------------------------------------------------------------------------------------

AT PERIOD END (MILLIONS)
Total assets                                                                 $   7,784          $   7,614                    2.2%
Total earning assets                                                             7,356              7,149                    2.9
Total loans                                                                      5,226              5,524                   (5.4)
Total deposits                                                                   5,482              5,904                   (7.1)
Total shareholders' equity                                                         634                668                   (5.1)
-----------------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCES (MILLIONS)
Total assets                                                                 $   7,693          $   7,571                    1.6%
Total earning assets                                                             7,271              7,167                    1.5
Total loans                                                                      5,259              5,578                   (5.7)
Total deposits                                                                   5,728              5,925                   (3.3)
Total shareholders' equity                                                         634                705                  (10.1)
Shareholders' equity / assets                                                     8.24%              9.31%                 (11.5)
-----------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net Income:
      Basic                                                                  $    1.10          $    0.08                1,275.0%
      Diluted                                                                     1.10               0.08                1,275.0
Dividends                                                                        0.855              0.845                    1.2

Market Value:
      High                                                                   $   28.17          $   33.88                  (16.9)
      Low                                                                        21.72              23.35                   (7.0)
      Close                                                                      26.41              24.17                    9.3
Book value                                                                       14.67              14.97                   (2.0)
Tangible book value                                                              13.00              13.21                   (1.6)
Shares outstanding, end of period (000)                                         43,220             44,631                   (3.2)
-----------------------------------------------------------------------------------------------------------------------------------

PERFORMANCE RATIOS  (ANNUALIZED)
Net interest margin (FTE) (2)                                                     4.15%              4.43%                  (6.3)%
Return on average assets                                                          0.83               0.06                1,283.3
Return on average shareholders' equity                                           10.10               0.67                1,407.5
Net loans charged off as a percent of average loans                               0.97               1.91                  (49.2)
-----------------------------------------------------------------------------------------------------------------------------------

(1) Amounts for 2002 include other charges of $701,000 in interest income, $1,587,000 in noninterest income, $7,068,000 in noninterest expense and a special charge of $13,807,000 in noninterest expense. Noninterest income for 2002 also includes net investment securities gains of $2,379,000 and gain on sale of merchant business of $5,400,000.
(2) Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $10,120,000 and $10,843,000 for the nine months ended September 30, 2003 and 2002, respectively, based on a tax rate of 35%.

-----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME AND NONINTEREST EXPENSE (UNAUDITED)
Citizens Banking Corporation and Subsidiaries
                                                                                     Quarter Ended
                                                     ------------------------------------------------------------------------------
                                                       Sept 30           June 30         Mar 31            Dec 31          Sept 30
(in thousands)                                          2003              2003            2003              2002            2002
-----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Service charges on deposit accounts                    $  7,703         $  7,549         $  6,590         $  6,689         $  6,620
Trust fees                                                4,368            4,324            4,220            4,696            4,372
Mortgage and other loan income                            5,404            5,409            5,154            7,020            2,928
Brokerage and investment fees                             2,333            1,914            1,768            2,482            2,337
Bankcard fees                                               761              814              735              783              672
Investment securities gains                                  42               11               48               12               45
Other income:
  Writedown of equity investment                            ---              ---              ---              ---             (662)
  Cash surrender value adjustment                           ---              ---              ---              ---             (650)
  Other charges                                             ---              ---              ---              ---             (275)
  Other                                                   4,443            4,826            4,772            5,019            4,347
                                                       --------         --------         --------         --------         --------
    Total other income                                    4,443            4,826            4,772            5,019            2,760
                                                       --------         --------         --------         --------         --------
TOTAL NONINTEREST INCOME                               $ 25,054         $ 24,847         $ 23,287         $ 26,701         $ 19,734
                                                       ========         ========         ========         ========         ========

NONINTEREST EXPENSE:
Salaries and employee benefits                         $ 31,036         $ 31,400         $ 30,112         $ 30,585         $ 32,218
Equipment                                                 4,060            3,869            4,169            4,888            5,167
Occupancy                                                 4,328            4,314            4,695            4,349            4,307
Professional services                                     4,946            3,959            3,708            5,077            3,524
Data processing services                                  3,225            3,058            3,316            3,200            3,066
Postage and delivery                                      1,739            1,683            1,678            1,745            1,860
Advertising and public relations                          1,395              623            2,049             (423)           1,848
Telephone                                                 1,169            1,135            1,175            1,176            1,268
Stationery and supplies                                     911              873              895            1,011              907
Bankcard expense                                             79               91               91               92              134
Special charge                                             (370)            (221)            (100)            (405)          13,807
Prepayment penalty on FHLB advances                         ---              ---              ---              ---            3,300
Contribution to charitable trust                            ---              ---              ---              ---            2,000
Other expense                                             7,082            5,577            4,793            5,831            6,139
                                                       --------         --------         --------         --------         --------
TOTAL NONINTEREST EXPENSE                              $ 59,600         $ 56,361         $ 56,581         $ 57,126         $ 79,545
                                                       ========         ========         ========         ========         ========
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES, YIELDS AND RATES
                                                                                   THREE MONTHS ENDED
                                                     ------------------------------------------------------------------------------
                                                             09/30/03                   06/30/03                  09/30/02
                                                     ------------------------------------------------------------------------------
                                                       AVERAGE      AVERAGE       AVERAGE      AVERAGE       AVERAGE     AVERAGE
(in thousands)                                         BALANCE      RATE (1)      BALANCE      RATE (1)      BALANCE     RATE (1)
-----------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
  Money market investments                           $     3,927      0.30 %    $     7,715     0.61 %      $   41,538     1.55 %
  Investment securities(2):
    Taxable                                            1,526,583      3.73        1,484,937     4.61         1,009,300     5.61
    Tax-exempt                                           401,302      7.76          396,288     7.83           416,550     7.86
  Mortgage loans held for sale                           234,793      5.26          183,545     5.70            82,804     8.29
  Loans:
    Commercial                                         3,049,878      5.54        3,164,230     5.68         3,368,262     6.21
    Real estate                                          481,337      6.34          548,778     6.19           681,658     7.03
    Direct consumer                                      937,133      6.27          890,033     6.59           848,198     7.63
    Indirect consumer                                    714,302      7.24          649,677     7.43           679,362     8.17
                                                     -----------                -----------                 ----------
      Total earning assets                             7,349,255      5.58        7,325,203     5.91         7,127,672     6.65
NONEARNING ASSETS
  Cash and due from banks                                183,214                    163,210                    182,153
  Investment security fair value adjustment               28,909                     62,182                     65,960
  Other nonearning assets                                375,185                    376,946                    321,965
  Allowance for loan losses                             (124,964)                  (118,463)                   (82,244)
                                                     -----------                -----------                 ----------
      Total assets                                   $ 7,811,599                $ 7,809,078                 $7,615,506
                                                     ===========                ===========                 ==========
INTEREST-BEARING LIABILITIES
  Deposits:
    Interest-bearing demand                          $ 1,334,765      0.75      $ 1,289,092     0.96        $1,151,589     1.64
    Savings deposits                                   1,332,519      0.55        1,355,646     0.79         1,374,149     1.19
    Time deposits                                      2,054,257      2.84        2,209,352     3.05         2,539,356     3.57
  Short-term borrowings                                  561,427      1.03          476,878     1.19           249,531     1.60
  Long-term debt                                         937,941      3.47          877,184     3.58           615,124     4.93
                                                     -----------                -----------                 ----------
      Total interest-bearing liabilities               6,220,909      1.83        6,208,152     2.05         5,929,749     2.70
NONINTEREST-BEARING LIABILITIES AND
SHAREHOLDERS' EQUITY
  Noninterest-bearing demand                             888,440                    869,347                    886,387
  Other liabilities                                       82,150                     92,470                     88,392
  Shareholders' equity                                   620,100                    639,109                    710,978
                                                     -----------                -----------                 ----------
    Total liabilities and shareholders' equity       $ 7,811,599                $ 7,809,078                 $7,615,506
                                                     ===========                ===========                 ==========

INTEREST SPREAD                                                       3.75 %                    3.86 %                     3.95 %
Contribution of noninterest bearing sources of funds                  0.28                      0.31                       0.45
                                                                      ----                      ----                       ----
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS                    4.03 %                    4.17 %                     4.40 %
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             NINE MONTHS ENDED
                                                                          --------------------------------------------------------
                                                                                    09/30/03                    09/30/02
                                                                          --------------------------------------------------------
                                                                             AVERAGE       AVERAGE      AVERAGE        AVERAGE
(in thousands)                                                               BALANCE       RATE (1)     BALANCE         RATE (1)
-----------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
  Money market investments                                                 $    14,137       0.95 %    $   68,843         1.45 %
  Investment securities(2):
    Taxable                                                                  1,359,305       4.49         943,410         5.81
    Tax-exempt                                                                 401,022       7.82         418,108         7.87
  Mortgage loans held for sale                                                 185,891       5.54         109,458         7.66
  Loans:
    Commercial                                                               3,155,940       5.64       3,350,474         6.31
    Real estate                                                                538,880       6.30         729,941         7.11
    Direct consumer                                                            895,155       6.56         832,054         7.86
    Indirect consumer                                                          668,772       7.45         665,952         8.19
                                                                           -----------                 ----------
      Total earning assets                                                   7,219,102       5.86       7,118,240         6.79
NONEARNING ASSETS
  Cash and due from banks                                                      172,681                    180,701
  Investment security fair value adjustment                                     51,598                     48,796
  Other nonearning assets                                                      368,973                    304,525
  Allowance for loan losses                                                   (119,411)                   (81,146)
                                                                           -----------                 ----------
      Total assets                                                         $ 7,692,943                 $7,571,116
                                                                           ===========                 ==========
INTEREST-BEARING LIABILITIES
  Deposits:
    Interest-bearing demand                                                $ 1,312,898       0.94      $1,112,259         1.61
    Savings deposits                                                         1,352,398       0.73       1,364,617         1.18
    Time deposits                                                            2,192,473       3.03       2,584,035         3.81
  Short-term borrowings                                                        418,967       1.10         231,807         1.66
  Long-term debt                                                               835,990       3.65         624,349         4.98
                                                                           -----------                 ----------
      Total interest-bearing liabilities                                     6,112,726       2.02       5,917,067         2.83
NONINTEREST-BEARING LIABILITIES AND  SHAREHOLDERS' EQUITY
  Noninterest-bearing demand                                                   870,039                    864,238
  Other liabilities                                                             76,073                     85,273
  Shareholders' equity                                                         634,105                    704,538
                                                                           -----------                 ----------
    Total liabilities and shareholders' equity                             $ 7,692,943                 $7,571,116
                                                                           ===========                 ==========

INTEREST SPREAD                                                                              3.84 %                       3.96 %
Contribution of noninterest bearing sources of funds                                         0.31                         0.47
                                                                                             ----                         ----
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS                                           4.15 %                       4.43 %

-----------------------------------------------------------------------------------------------------------------------------------

(1) Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

------------------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES
                                                                                            Quarter Ended
                                                                   -----------------------------------------------------------------
                                                                    Sept 30       June 30       Mar 31        Dec 31        Sept 30
(in thousands)                                                       2003          2003          2003          2002          2002
------------------------------------------------------------------------------------------------------------------------------------
Commercial(1)
     Commercial                                                     $ 51,158      $ 52,760      $ 49,275        50,231       48,374
     Commercial real estate                                           17,379        19,568        20,433        19,301       28,488
     Small business                                                    1,648         1,466         1,459           813          588
                                                                    --------      --------      --------      --------     --------
       Total commercial                                               70,185        73,794        71,167        70,345       77,450
Consumer:
     Direct                                                            3,291         3,208         3,416         3,704        3,512
     Indirect                                                          1,625         1,094         1,646         1,803        1,657
Mortgage                                                               8,177         9,832         7,878        10,865       16,113
Loans 90 days or more past due and still accruing                        601           607           990           860        1,260
Restructured loans                                                       ---           ---           ---           ---          ---
                                                                    --------      --------      --------      --------     --------
     Total Nonperforming Loans                                        83,879        88,535        85,097        87,577       99,992
Other Repossessed Assets Acquired                                      7,350         8,044         8,226         8,094        8,025
                                                                    --------      --------      --------      --------     --------
     Total Nonperforming Assets                                     $ 91,229      $ 96,579      $ 93,323      $ 95,671     $108,017
                                                                    ========      ========      ========      ========     ========

------------------------------------------------------------------------------------------------------------------------------------

(1)  Changes in commercial nonperforming assets for the quarter (in millions):
                                                        Inflows     $   21.1      $   36.3      $   22.7      $   27.6     $   51.1
                                                       Outflows        (24.7)        (33.7)        (21.9)        (34.7)       (30.3)
                                                                    --------      --------      --------      --------     --------
                                                     Net change     $   (3.6)     $    2.6      $    0.8      $   (7.1)    $   20.8
                                                                    ========      ========      ========      ========     ========

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SUMMARY OF LOAN LOSS EXPERIENCE
Citizens Banking Corporation and Subsidiaries
                                                                                         Quarter Ended
                                                             -----------------------------------------------------------------------
                                                                 Sept 30       June 30       Mar 31        Dec 31        Sept 30
(in thousands)                                                    2003          2003          2003          2002          2002
------------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses - beginning of period                 $125,992       $112,385       $109,467       $104,158       $ 80,447
Provision for loan losses                                         10,300         25,650         18,992         16,300         89,250
Charge-offs:
     Commercial                                                    9,539          7,577         14,133         10,058         56,042
     Commercial real estate                                        1,531          4,321            955            159          5,452
     Small business                                                  348            273            264            159          1,596
                                                                --------       --------       --------       --------       --------
     Total commercial                                             11,418         12,171         15,352         10,376         63,090
     Real estate mortgage                                            213             76            625          1,745            229
     Consumer - Direct                                             1,628          1,790          1,748          1,474          2,478
     Consumer - Indirect                                           1,941          2,152          2,511          2,582          2,035
                                                                --------       --------       --------       --------       --------
     Total charge-offs                                            15,200         16,189         20,236         16,177         67,832
                                                                --------       --------       --------       --------       --------

Recoveries:
     Commercial                                                    2,882          2,115          2,032          3,862          1,004
     Commercial real estate                                          595            623            465             45             11
     Small business                                                  139             93            362             86             50
                                                                --------       --------       --------       --------       --------
     Total commercial                                              3,616          2,831          2,859          3,993          1,065
     Real estate mortgage                                             27              8              1            ---             11
     Consumer - Direct                                               504            479            439            400            463
     Consumer - Indirect                                             716            828            863            793            754
                                                                --------       --------       --------       --------       --------
     Total recoveries                                              4,863          4,146          4,162          5,186          2,293
                                                                --------       --------       --------       --------       --------

Net charge-offs                                                   10,337         12,043         16,074         10,991         65,539
                                                                --------       --------       --------       --------       --------

Allowance for loan losses - end of period                       $125,955       $125,992       $112,385       $109,467       $104,158
                                                                ========       ========       ========       ========       ========

------------------------------------------------------------------------------------------------------------------------------------

                           ----------------------------------------------------- ---------------------------------------------------
                                      For the Quarter Ended 09/30/03                     For the Nine Months Ended 09/30/03
                           ----------------------------------------------------- ---------------------------------------------------
                                                   Consumer - Consumer -                                Consumer - Consumer -
                           Commercial  Real estate  Direct    Indirect   Total   Commercial Real estate  Direct    Indirect   Total
                           ----------------------------------------------------- ---------------------------------------------------
Charge-offs:
     Michigan                $ 6,725     $   106    $ 1,282   $ 1,941   $10,054    $26,867   $   850     $ 3,557   $ 6,604   $37,878
     Wisconsin                 4,293          59        237       ---     4,589     10,631       (70)      1,281       ---    11,842
     Iowa                        150          48         90       ---       288        797       134         273       ---     1,204
     Illinois                    250         ---         19       ---       269        646       ---          55       ---       701
                             -------     -------    -------   -------   -------    -------   -------     -------   -------   -------
     Total charge-offs        11,418         213      1,628     1,941    15,200     38,941       914       5,166     6,604    51,625
                             -------     -------    -------   -------   -------    -------   -------     -------   -------   -------

Recoveries:
     Michigan                  1,599         ---        376       710     2,685      5,009       ---       1,022     2,390     8,421
     Wisconsin                   893          21         90       ---     1,004      2,914        22         296       ---     3,232
     Iowa                         24           6         34       ---        64         75        14          74       ---       163
     Illinois                  1,100         ---          4         6     1,110      1,308       ---          30        17     1,355
                             -------     -------    -------   -------   -------    -------   -------     -------   -------   -------
     Total recoveries          3,616          27        504       716     4,863      9,306        36       1,422     2,407    13,171
                             -------     -------    -------   -------   -------    -------   -------     -------   -------   -------

Net charge-offs              $ 7,802     $   186    $ 1,124   $ 1,225   $10,337    $29,635   $   878     $ 3,744   $ 4,197   $38,454
                             =======     =======    =======   =======   =======    =======   =======     =======   =======   =======

------------------------------------------------------------------------------------------------------------------------------------